Exhibit 4.2

Execution Version

KEYSIGHT TECHNOLOGIES, INC.

THIRD SUPPLEMENTAL INDENTURE

$500,000,000 3.000% Notes due 2029

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of October 22, 2019 (this “Third Supplemental Indenture”), among KEYSIGHT TECHNOLOGIES, INC., a Delaware corporation (as further defined in the Indenture, the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of October 15, 2014 (the “Indenture”), providing for the issuance from time to time of one or more series of Notes (as defined in the Indenture);

WHEREAS, Section 2.01(1)(v) of the Indenture provides for various matters with respect to any series of Notes issued under the Indenture to be established in an indenture supplemental to the Indenture;

WHEREAS, Section 8.01(12) of the Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Indenture to add to, change or eliminate any provisions of the Indenture in respect of one or more series of Notes; and

WHEREAS, all the conditions and requirements necessary to make this Third Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

For and in consideration of the premises and the issuance of the series of Notes provided for herein, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes of such series as follows:

ARTICLE I

Relation to Indenture; Definitions; Rules Of Construction

SECTION 1.01    Relation to Indenture. This Third Supplemental Indenture constitutes an integral part of the Indenture with respect to the Senior Notes. The Senior Notes are a series of Notes referred to in the Indenture.

SECTION 1.02    Definitions. For all purposes of this Third Supplemental Indenture, the following terms shall have the respective meanings set forth in this Section.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than the Company or one of its Subsidiaries; (2) the adoption of a plan relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or group of persons, other than the Company or its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control by virtue of clause (1) or (3) above if (a) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company (which shall include a parent company) as a result of such transaction and (b)(i) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such holding company immediately following such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the period from the Redemption Date to the maturity of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the maturity of the Senior Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the arithmetic average of four Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such Redemption Date.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the issuance of the Senior Notes; or (2) whose election, appointment or nomination to such Board of Directors was approved of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, appointment or election.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Global Notes” means each Senior Note in global form issued in accordance with the Indenture and this Third Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers or their respective successors, as may be appointed from time to time by the Company; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company may substitute another Primary Treasury Dealer therefor.

“Indenture” has the meaning set forth in the Recitals.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor Rating Categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Optional Redemption Discount Rate” means a discount rate equal to the Treasury Rate plus 25 basis points.

“Par Redemption Date” means July 30, 2029.

“Participant” means members of, or participants in, the Depositary.

“Primary Treasury Dealer” means a primary United States government securities dealer in the United States of America.

“Rating Agency” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the Senior Notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the control of the Company, the Company shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by the Company to pay rating agency fees to make a rating of the Senior Notes shall not be a “reason outside of the control of the Company” for the purposes of the preceding sentence.

“Rating Category” means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); (iii) with respect to Fitch, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (iv) the equivalent of any such category of S&P, Moody’s or Fitch used by another Rating Agency. In determining whether the rating of the Senior Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P or Fitch; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P or Fitch, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Ratings Event” means a decrease in the ratings of the Senior Notes by one or more of the Rating Agencies such that the Senior Notes are rated below Investment Grade by all of the Rating Agencies on any date during the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control or (b) the occurrence of such Change of Control and (ii) ends 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“Reference Treasury Dealer” means each of (i) BofA Securities, Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC and each of their respective successors (provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company may substitute therefor another Primary Treasury Dealer) and (ii) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to any Senior Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due but for such redemption after the related Redemption Date to the Maturity Date of such Senior Notes; provided, however, that, if such Redemption Date is not an interest payment date with respect to such Senior Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Third Supplemental Indenture” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means the 3.000% Notes due 2029.

“Trustee” has the meaning set forth in the Recitals.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the Comparable Treasury Issue. In determining this rate, the Company will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

SECTION 1.03    Amendment to Section 4.01 of the Indenture. With respect to the Senior Notes, Section 4.01 of the Indenture shall be amended by adding the following paragraph after clause (6):

(7) a failure by the Company to repurchase the Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Section 2.04 of this Third Supplemental Indenture.

SECTION 1.04    Amendment to Section 3.02 of the Indenture. With respect to the Senior Notes, clause (b) of the first sentence of Section 3.02 of the Indenture is amended to add, immediately after the reference to Section 9.07, the following: “and Section 4.01(7) of the Indenture and Section 2.04 of the Third Supplemental Indenture.”

SECTION 1.05    Amendment to Section 4.02 of the Indenture. With respect to the Senior Notes, the first sentence of Section 4.02(2) of the Indenture is amended to replace “has been obtained by the Trustee” with “has been obtained.”

SECTION 1.06    Amendment to Section 6.05 of the Indenture. With respect to the Senior Notes, Section 6.05(b) of the Indenture is amended by adding “an Officer’s Certificate specifying such default or Event of Default, its status” after “forthwith upon any Officer becoming aware of any default or Event of Default.”

SECTION 1.07    Amendment to Section 1.01 of the Indenture, definition of “Principal Property.” With respect to the Senior Notes, the definition of “Principal Property” contained in Section 1.01 of the Indenture is amended by deleting “or outside.”

SECTION 1.08    Amendment to Section 9.06 of the Indenture. With respect to the Senior Notes, Section 9.06 of the Indenture is amended as follows:

(a)    clause (2) of Section 9.06 of the Indenture is amended to replace “18 months” with “24 months.”

(b)    clause (10) of Section 9.06 of the Indenture is amended by adding “the greater of $500 million and” after “do not exceed.”

(c)    Section 9.06 of the Indenture is amended by adding the following paragraphs after clause (12):

(13) liens on assets or property of an entity existing at the time such entity is merged or consolidated with the Company or one of its Subsidiaries, provided such liens were not incurred in anticipation of such merger or consolidation and such liens do not extend to any assets of the Company or any of its Subsidiaries other than those of the person being merged or consolidated with the Company or its Subsidiary and its direct or indirect Subsidiaries;

(14) liens for taxes, assessments or other governmental charges not yet due or payable or not overdue for a period of more than 60 days or that are being contested by the Company or a Subsidiary and for which the Company maintains adequate reserves in accordance with GAAP;

(15) liens incurred in connection with an asset acquisition or a project financed with a Non-recourse Obligation;

(16) liens in favor of materialman, mechanics, workmen or repairmen, landlord’s liens for rent or other similar liens arising, in each case, in respect of obligations that are not overdue or which are being contested by the Company or any Subsidiary in good faith and by appropriate proceedings;

(17) liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that, in the Company’s opinion, do not materially impair the use of the real property;

(18) liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings;

(19) liens relating to hedging and similar arrangements entered into in the ordinary course of business, including without limitation interest rate or foreign currency hedging arrangements; and

(20) liens incurred or deposits made by the Company or its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, trade contracts, performance, surety or return-of-money bonds or other similar obligations.

SECTION 1.09    Rules of Construction. For all purposes of this Third Supplemental Indenture:

(a)    capitalized terms used herein without definition shall have the meanings specified in the Indenture;

(b)    all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Third Supplemental Indenture;

(c)    the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Third Supplemental Indenture;

(d)    in the event of a conflict with the definition of terms in the Indenture, the definitions in this Third Supplemental Indenture shall control; and

(e)    the terms of this Third Supplemental Indenture apply only to the Senior Notes and not to any other series of securities issued under the Indenture.

ARTICLE II

The Securities

SECTION 2.01    Title of the Notes. There shall be a series of Notes designated the 3.000% Senior Notes due 2029.

SECTION 2.02    Initial Principal Amount. The Senior Notes will be initially issued in an aggregate principal amount of $500,000,000.

SECTION 2.03    Optional Redemption.

(a)    The Company may redeem the Senior Notes at its option at any time, either in whole or in part, upon at least 15 days’, but not more than 60 days’, prior notice given by mail (or through the facilities of the Depositary, if applicable) to each Holder of such Senior Notes to be redeemed. If the Company elects to redeem Senior Notes at any time prior to the Par Redemption Date, it shall pay a Redemption Price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the Redemption Date:

(i)    100% of the aggregate principal amount of the Senior Notes to be redeemed on the Redemption Date; or

(ii)    the sum of the present values of the Remaining Scheduled Payments. In determining the present values of the Remaining Scheduled Payments, the Company shall discount such payments to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Optional Redemption Discount Rate.

If the Senior Notes are redeemed at any time on or after the Par Redemption Date, the Company shall pay a Redemption Price equal to 100% of the aggregate principal amount of the Senior Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Any redemption pursuant to this Section 2.03(a) shall be made pursuant to the provisions of Section 2.03(b) through (i) below.

(b)    If the Company elects to redeem the Senior Notes pursuant to the optional redemption provisions of Section 2.03(a) above, it shall furnish to the Trustee, at least 15 days but not more than 60 days before the Redemption Date, an Officer’s Certificate setting forth (1) the Redemption Date, and (2) the CUSIP and/or ISIN numbers of the Senior Notes.

(c)    If fewer than all the Senior Notes are to be redeemed, the particular Senior Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee from the Outstanding Notes not previously called for redemption, pro rata, by lot or by such other method as the Trustee may deem fair and appropriate (and in accordance with DTC’s applicable procedures, if any), and may provide for the selection for redemption of portions (so that any Senior Notes remaining after such redemption are equal to the minimum authorized denomination for the Senior Notes or any integral multiple thereof) of the principal amount of Senior Notes of a denomination larger than the minimum authorized denomination for the Senior Notes.

(d)    The Trustee shall promptly notify the Company in writing of the Senior Notes selected for redemption and, in the case of any Senior Notes selected for partial redemption, the principal amount thereof to be redeemed.

(e)    For all purposes of this Third Supplemental Indenture, unless the context otherwise requires, all provisions relating to the redemption of Senior Notes shall relate, in the case of any Senior Note redeemed or to be redeemed only in part, to the portion of the principal of such Senior Note which has been or is to be redeemed.

(f)    Notice of redemption of Senior Notes to be redeemed, either in whole or in part, shall be given to the Holders thereof, by first-class mail, postage prepaid, mailed (or sent through the facilities of the Depositary, if applicable) not fewer than 15 nor more than 60 days prior to the Redemption Date, to each such Holder at such Holder’s last address appearing in the Security Register. All notices of redemption shall state:

(i)    the Redemption Date;

(ii)    the Redemption Price, or if not then ascertainable, the manner of calculating the Redemption Price;

(iii)    if fewer than all Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the Senior Notes to be redeemed from the Holder to whom the notice is given and that on and after the Redemption Date, upon surrender of such Senior Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof shall be issued in accordance with Section 2.03(i);

(iv)    that on the Redemption Date, the Redemption Price shall become due and payable upon each Senior Note called for redemption, and that interest, if any, thereon shall cease to accrue from and after said date;

(v)    the place where Senior Notes called for redemption are to be surrendered for payment of the Redemption Price, which shall be the office or agency maintained by the Company pursuant to Section 9.02 of the Indenture;

(vi)    the name and address of the Paying Agent;

(vii)    that the Senior Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price; and

(viii)    the CUSIP and/or ISIN number, and that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN number, if any, listed in such notice or printed on the Senior Notes.

Notice of redemption of Senior Notes shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company; provided, however, that if the Company requests the Trustee to give such notice, it shall provide an execution version of such notice to the Trustee at least five Business Days before such notice is required to be sent to the Holders (or such shorter period as shall be acceptable to the Trustee).

Notice of any redemption of Senior Notes in connection with a corporate transaction that is pending (including an equity offering, an incurrence of Indebtedness or a change of control) may, at the Company’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of the transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the Redemption Date. The Company shall notify Holders of any such rescission as soon as practicable after the Company determines that it will not be able to satisfy or otherwise waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Senior Notes called for redemption shall become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to the Redemption Date.

(g)    On or prior to 10:00 a.m., New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 9.03 of the Indenture) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Senior Notes that are to be redeemed on that date.

(h)    Notice of redemption having been given as aforesaid, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Senior Notes (or portions thereof) so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price plus accrued and unpaid interest to the Redemption Date therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Senior Notes shall cease to bear interest. Upon surrender of such Senior Notes for redemption in accordance with the notice, such Senior Notes shall be paid by the Company at the Redemption Price. Any installment of interest due and payable on or prior to the Redemption

Date shall be payable to the Holders of such Senior Notes registered as such on the relevant Record Date according to the terms and the provisions of Section 2.06 of the Indenture. If any Senior Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor by the Senior Note.

(i)    Any Senior Note that is to be redeemed only in part shall be surrendered at the office or agency maintained by the Company pursuant to Section 9.02 of the Indenture (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or the Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Senior Note without service charge and at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of such Senior Note so surrendered.

SECTION 2.04    Change of Control Repurchase.

(a)    If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Senior Notes as set forth in Section 2.03, the Company shall be required to make an offer to each Holder of the Senior Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that Holder’s Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus any accrued and unpaid interest on the Senior Notes repurchased to, but not including, the date of repurchase.

(b)    Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail (or send through the facilities of the Depositary, if applicable) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Senior Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent. The notice shall, if mailed or sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c)    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.04, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 2.04 by virtue of compliance with such securities laws or regulations.

(d)    On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(i)    accept for payment all the Senior Notes or portions of the Senior Notes properly tendered pursuant to its offer;

(ii)    deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Senior Notes or portions of the Senior Notes properly tendered; and

(iii)    deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Senior Notes being purchased by the Company.

(e)    The Paying Agent shall promptly mail to each Holder of Senior Notes properly tendered the purchase price for the Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any Senior Notes surrendered.

(f)    The Company will not be required to make an offer to repurchase the Senior Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.

SECTION 2.05    Form and Dating.

(a)    General. The Senior Notes shall be in the form of Exhibit A hereto. The Senior Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Senior Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

To the extent any provision of any Senior Note conflicts with the express provisions of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture shall govern and be controlling.

The Company hereby designates DTC as the initial Depositary for the Senior Notes.

(b)    Global Notes. The Senior Notes shall be issued initially in the form of one or more notes in registered, global form without interest coupons and bearing the Global Notes Legend, which shall be deposited on behalf of the purchasers of the Senior Notes represented thereby with the Trustee, as Custodian for the Depositary and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee, in each case as provided in the Indenture. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

(c)    Book-Entry Provisions. This Section 2.05(c) shall apply only to a Global Note deposited with or on behalf of the Depositary. The Company shall execute and the Trustee shall, in accordance with this Section 2.05(c) and Section 2.01(2) of the Indenture and pursuant to an order of the Company, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Participants shall have no rights under this Third Supplemental Indenture or the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and (except as may be otherwise expressly provided in this Third Supplemental Indenture or the Indenture) the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)    Definitive Notes. Except as provided in Section 2.01 of the Indenture, beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Senior Notes.

SECTION 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Definitive Notes. When a Definitive Note is presented to the Trustee with a request to register the transfer of such Definitive Note or to exchange such Definitive Note for an equal principal amount of Definitive Note of other authorized denominations of the same series, the Trustee shall register the transfer or make the exchange in accordance with the provisions of this Third Supplemental Indenture (including applicable restrictions on transfer, if any, set forth herein or in any legend on such Definitive Note) and Section 2.04 of the Indenture, including, if applicable, any legal opinions, certifications and other information contemplated by such Senior Note, this Third Supplemental Indenture or the Indenture.

(b)    Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Trustee, together with:

(i)    written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Senior Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Senior Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.04(4) of the Indenture, the Company shall issue and the Trustee shall authenticate, upon receipt of a written request from the Company, a new Global Note in the appropriate principal amount.

(c)    Transfer and Exchange of Global Notes and Beneficial Interests Therein.

(i)    The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the provisions of this Third Supplemental Indenture (including applicable restrictions on transfer set forth herein, if any), Section 2.04 of the Indenture and the procedures of the Depositary therefor.

(ii)    If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(d)    Obligations with Respect to Transfers and Exchanges of Notes.

(i)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Trustee’s request.

(ii)    No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Section 2.04 hereof).

(e)    All Senior Notes issued upon any transfer or exchange pursuant to the terms of this Third Supplemental Indenture and the Indenture shall evidence the same debt and shall be entitled to the same benefits under this Third Supplemental Indenture and the Indenture as the Senior Notes surrendered upon such transfer or exchange.

(f)    No Obligation of the Trustee.

(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a Participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant or member thereof, with respect to any ownership interest in the Senior Notes or with respect to the delivery to any Participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Senior Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Senior Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, Participants and any beneficial owners.

(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Third Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Senior Note (including any transfers between or among Participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as may be required by, and to do so if and when expressly required by, the terms of this Third Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE III

Miscellaneous Provisions

SECTION 3.01    Ratification. The Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 3.02    Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 3.03    Concerning the Trustee. In carrying out the Trustee’s responsibilities under this Third Supplemental Indenture, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein and in the Senior Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or of the Senior Notes. The Trustee shall not be accountable for the use or application by the Company of the Senior Notes or the proceeds thereof.

SECTION 3.04    Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

KEYSIGHT TECHNOLOGIES, INC.

By:	/s/ Jason Kary
Name:	Jason Kary
Title:	Vice President, Treasurer, Investor Relations

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paula Oswald
Name:	Paula Oswald
Title:	Vice President

[Signature page to Supplemental Indenture]

Exhibit A

KEYSIGHT TECHNOLOGIES, INC.

[Form of] 3.000% Note due 2029

No. [●]

CUSIP No. 49338L AF0	[$ ]
ISIN No. US49338LAF04

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

KEYSIGHT TECHNOLOGIES, INC.

KEYSIGHT TECHNOLOGIES, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum listed on the Schedule of Exchanges attached hereto on October 30, 2029.

Interest Payment Dates: April 30 and October 30

Record Dates: April 15 and October 15

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

KEYSIGHT TECHNOLOGIES, INC.

By:
Name:
Title:

Dated:                 , 20

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:	Authorized Signatory
Title:

Dated:                 , 20

[FORM OF REVERSE OF SECURITY]

1.    Interest

Keysight Technologies Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest semiannually on April 30 and October 30 of each year, beginning on April 30, 2020. Interest on this Note shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from October 22, 2019, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

2.    Method of Payment

The Company shall pay interest on this Note (except defaulted interest) to the Persons who are registered Holders at the close of business on the Record Date. Holders must surrender this Note to a Paying Agent to collect principal payments. Payments in respect of this Note represented by a Global Note (including principal, premium, if any, and interest) shall be made in immediately available funds to the Depositary or its nominees, as the case may be, as the Holder of such Global Note. The Company will make all payments in respect of any certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each Holder thereof or, upon request of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to an account located in the United States by the payee.

3.    Paying Agent and Registrar

Initially, U.S. Bank National Association, a United States banking association (the “Trustee”), will act as Paying Agent and Registrar. The Company may act as Paying Agent.

4.    Indenture

The Company issued this Note under an Indenture dated as of October 15, 2014 (the “Base Indenture”), between the Company and the Trustee, as amended and supplemented by the Third Supplemental Indenture, dated as of October 22, 2019 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of this Note include those stated in the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa 77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. This Note is subject to all terms and provisions of the Indenture, and Holders (as defined in the Indenture) are referred to the Indenture and the TIA for a statement of such terms and provisions. In the event of a conflict between any provision of this Note and the Indenture, the Indenture shall govern such provision.

This Note is a senior unsecured obligation of the Company of which an unlimited aggregate principal amount may be at any one time Outstanding. The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to enter into certain transactions.

5.    Redemption and Repurchase

This Note is subject to optional redemption, and may be the subject of an offer to purchase in the event of a Change of Control Repurchase Event, as further described in the Indenture.

6.    Sinking Fund

This Note is not subject to any sinking fund.

7.    Denominations; Transfer; Exchange

This Note may be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange this Note in accordance with the Indenture. Upon any transfer or exchange, the Company and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Company need not register the transfer of or exchange this Note if selected for redemption (except, in the event it will be redeemed in part, the portion not to be redeemed), or to transfer or exchange this Note for a period of 15 days prior to a selection of Notes to be redeemed.

8.    Persons Deemed Owners

With certain exceptions as may be expressly set forth in the Indenture, the registered Holder of this Note may be treated as the owner of it for all purposes.

9.    Unclaimed Money

If money for the payment of principal or interest, if any, remains unclaimed for two years, the Trustee shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look to the Company for payment as unsecured general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

10.    Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under this Note and the Indenture if the Company deposits with the Trustee U.S. dollars or non-callable U.S. Government Obligations for the payment of principal of, premium, if any, and interest on, this Note to redemption or maturity, as the case may be.

11.    Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended under certain circumstances with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes and (ii) certain defaults may be waived with the written consent of the Holders of at least a majority in principal amount of the Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of the Holders of any Notes, the Company and the Trustee may amend the Indenture.

12.    Defaults and Remedies

The Events of Default relating to the Notes are defined in the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

13.    Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of this Note and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

14.    Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

15.    Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16.    CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers to be printed on this Note and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on this Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder of this Note upon written request and without charge to the Holder a copy of the Indenture.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF EXCHANGES

The initial principal amount of this Global Note is $[●]. The following exchanges of a part of this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature*:

By:

Name:
Title:

Sign exactly as your name appears on the other side of this Note.

* Signature

Guaranteed:

*

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration, enlargement or any change whatever. Such signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in Security Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.